iShares Trust
Transactions Effected Pursuant to Rule 10f-3
N-SAR Item 77(O)
Underwriter
		Date of	Date of	From Whom	Affiliated
Series	Issuer	Offering	Purchase	Purchased	Underwriter

Note 1	DaimlerChrysler Auto Trust 2006 - C Class A-1	09/26/06	09/26/06	JP Morgan	Barclays Capital

		Aggregate	Aggregate		Total
		Principal	Principal	Purchase	Commission
		Amount	Amount	Price	Paid to
Series	Issuer	of Offering	Purchased	Per Share	Affiliate

Note 1	DaimlerChrysler Auto Trust 2006 - C Class A-1	$504,000,000	$25,000,000	$100.000	-

Note 1
Each of the Series, other than Series 39, 67, 68, 69, 77, 87, 88, 90, 92, 93 had securities out on loan on the day of the transaction and participated indirectly in the transaction through their interests in a joint account used for securities lending cash collateral reinvestment.